Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS FIRST QUARTER 2009 RESULTS

DEERFIELD, Ill., April 30, 2009 — United Stationers Inc. (NASDAQ: USTR) reported first quarter 2009 results, including a sales decline of 9% per selling day, diluted earnings per share of $0.57, or $0.66(1) after excluding severance charges, cash flow from operations of $115.8 million, or $138.8 million(1) on an adjusted basis, and a combined year-over-year decline in debt and accounts receivable sold of $174.4 million(1).

First Quarter 2009 Financial Highlights

•                  Net sales in the first quarter were $1.12 billion, a decline of 9% per selling day.

•                  GAAP diluted earnings per share were $0.57, versus $0.88 a year ago.  The previously announced workforce reduction resulted in a pre-tax severance charge of $3.4 million.  Excluding this charge, diluted earnings per share were $0.66(1).

•                  First quarter gross margin rate of 14.7% was the same as last year.

•                  Operating expenses were $135.4 million or 12.1% of sales compared with $139.9 million or 11.2% in the 2008 quarter.  The latest period included the $3.4 million severance charge.  Excluding this, operating expenses were $132.0 million(1), or 11.8%(1) of sales.

•                  First quarter operating margin was 2.6% (2.9%(1) after excluding the severance charge), versus 3.5% in the prior-year quarter.

•                  Net cash provided by operating activities for the quarter totaled $115.8 million versus a use of $17.8 million at this time last year.  Excluding the impact of accounts receivable sold, net cash provided by operating activities for the latest quarter was $138.8 million(1) versus $45.2 million(1) in the 2008 quarter.

“We continued to face challenging market conditions in the first quarter driven by weakness in employment trends and manufacturing,” said Richard W. Gochnauer, president and chief executive officer. “We took a number of actions to reduce costs and working capital as sales declined.  This enabled us to generate particularly strong cash flow, and further enhance our financial strength and flexibility.  We remain on track to deliver our projected War on Waste (WOW2) initiatives.  In addition, we took further steps to trim costs to bring our total cost reductions in closer alignment with sales.  At the same time we maintained high service levels and continued to invest in new capabilities and growth initiatives, making progress on our long-term growth strategies while managing effectively through the recession.”

First Quarter Performance

Sales for the first quarter were $1.12 billion, down 9% per selling day compared with $1.25 billion a year ago, with one less selling day in the current quarter.  Continued weakness in the economy contributed to reduced sales in all product categories with the exception of janitorial/breakroom, which remained at last year’s level.  From a customer channel perspective, continued strong growth in new channels helped to partially offset declines with national accounts and independent reseller channels.

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The gross margin rate for the quarter was 14.7%, comparable with the year-ago quarter. Gross margin was positively affected by inflation, which was offset by lower purchase volume-related allowances earned from suppliers.

First quarter 2009 operating expenses were $135.4 million or 12.1% of sales, compared with $139.9 million or 11.2% of sales in the first quarter of 2008.  Operating expenses in 2009 included a $3.4 million charge for severance costs in connection with the previously announced workforce reduction.  Without this charge, operating expense was $132.0 million(1), or 11.8%(1) of sales.  Total expense dollars were down as a result of aggressive cost containment actions that more than offset higher bad debt reserves.  However, the operating expense rate was negatively affected by deleveraging of costs as sales declined.

Operating margin for the quarter ended March 31, 2009, was 2.6%, versus 3.5% in the first quarter of 2008.  Excluding the severance charge, first quarter 2009 operating margin was 2.9%(1).

Diluted earnings per share for the latest quarter were $0.57, compared with $0.88 in the prior-year period.  Adjusted for the severance charge previously noted, earnings per share for the current quarter were $0.66(1).

Cash Flow and Debt Trends

Net cash provided by operating activities for the 2009 three months was $138.8 million(1), excluding the effects of accounts receivable sold.  Cash flow used in investing activities totaled $2.0 million in the latest quarter, compared with $8.0 million in the same period last year.  Capital spending for 2009 is expected to be approximately $15-$20 million.

Strong cash flow resulted in a reduction of $174.4 million(1) in outstanding debt plus securitization financing during the past 12 months.  Outstanding debt was $552.5 million and total committed debt capacity was over $900 million at March 31, 2009.  During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain the related accounts receivable and debt on its balance sheet.  In contrast, the previous securitization facility was structured for off-balance sheet treatment.

“Strong cash flow is a hallmark of our business — even more so in a declining sales environment when working capital contracts,” said Gochnauer. “Our goal is to keep working capital aligned with sales, enabling us to maintain high service levels, a strong balance sheet and access to cost-effective credit.”

Outlook

“While we are encouraged by some recent trends, we expect markets to remain weak in the near term and are planning accordingly,” said Gochnauer.  “Adjusting for the effects of the Easter holiday timing, April sales show a slight decline from the first quarter sales trends.  On a more positive note, the economy has generated renewed interest among customers and suppliers around utilizing United’s capabilities to reduce their supply chain costs and inventory investments.  The slower economy has also expanded interest from customers in selling more of our complete portfolio of products.  The cost reductions we implemented will have a greater impact in the second quarter, and we will make further adjustments as needed to align costs with sales. We are encouraged by our strong cash flow and will maintain disciplined management of working capital.  We remain confident in our team’s ability to provide high-value services to our customers and suppliers and take the necessary steps to manage through the recession while building for the future.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, May 1, 2009 at 10:00 a.m. CT, to discuss first quarter results. To participate, callers within the U.S. and Canada should dial (800) 762-8779 and international callers should dial (480) 629-9031 approximately 10 minutes before the presentation.  The passcode is “4055786.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release and a slide presentation, along with other information relating to the call, also will be available on United’s Web site.

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake the responsibility to update any forward-looking statements.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2008 of approximately $5.0 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.6% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references to financial results within this news release are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2009	2008

Net sales	$1,121,307	$1,252,474
Cost of goods sold	956,971	1,068,173
Gross profit	164,336	184,301

Operating expenses:
Warehousing, marketing and administrative charges	135,452	139,895

Operating income	28,884	44,406

Interest expense, net	7,180	7,301

Other expense, net	204	2,241

Income before income taxes	21,500	34,864

Income tax expense	7,979	13,548

Net income	$13,521	$21,316

Net income per common share - diluted	$0.57	$0.88
Weighted average number of common shares - diluted	23,810	24,313

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,		As of
	2009	2008	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$13,916	$20,862	$10,662
Accounts receivable and retained interest in receivables sold, net*	573,433	431,096	610,210
Inventories	572,201	640,444	680,516
Other current assets	21,656	30,204	33,857
Total current assets	1,181,206	1,122,606	1,335,245

Property, plant and equipment, net	144,613	174,034	153,014
Intangible assets, net	66,741	67,591	67,982
Goodwill	314,222	314,648	314,441
Other long-term assets	10,932	14,750	10,834
Total assets	$1,717,714	$1,693,629	$1,881,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$318,913	$366,899	$341,084
Accrued liabilities	142,555	159,259	186,530
Total current liabilities	461,468	526,158	527,614

Deferred income taxes	2,066	24,469	—
Long-term debt	552,500	541,900	663,100
Other long-term liabilities	112,207	77,831	125,164
Total liabilities	1,128,241	1,170,358	1,315,878

Stockholders’ equity:
Common stock, $0.10 par value; authorized — 100,000,000 shares, issued — 37,217,814 shares in 2009 and 2008	3,722	3,722	3,722
Additional paid-in capital	380,851	378,828	382,721
Treasury stock, at cost — 13,510,522 and 13,820,497 shares at March 31, 2009 and 2008, respectively and 13,687,843 shares at December 31, 2008	(708,111)	(716,488)	(712,944)
Retained earnings	970,610	879,991	957,089
Accumulated other comprehensive loss	(57,599)	(22,782)	(64,950)
Total stockholders’ equity	589,473	523,271	565,638
Total liabilities and stockholders’ equity	$1,717,714	$1,693,629	$1,881,516

*The March 31, 2008 and December 31, 2008 accounts receivable balances do not include $185.0 million and $23.0 million of accounts receivable sold through a securitization program, which qualified for off-balance sheet treatment.  Retained interest in accounts receivable sold was $363.7 million at March 31, 2009, $178.7 million at March 31, 2008 and $327.9 million at December 31, 2008.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$13,521	$21,316
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,588	11,215
Share-based compensation	2,884	2,263
Gain on the disposition of plant, property and equipment	(19)	—
Amortization of capitalized financing costs	218	310
Excess tax benefits related to share-based compensation	(10)	(346)
Deferred income taxes	(3,071)	(6,400)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable and retained interest in receivables sold, net	36,384	(14,862)
Decrease in inventory	108,053	74,840
Decrease in other assets	11,480	9,661
Decrease in accounts payable	(13,964)	(50,150)
Decrease in checks in-transit	(8,347)	(31,503)
Decrease in accrued liabilities	(41,842)	(41,684)
(Decrease) increase in other liabilities	(67)	7,495
Net cash provided by (used in) operating activities	115,808	(17,845)
Cash Flows From Investing Activities:
Capital expenditures	(1,985)	(8,007)
Proceeds from the disposition of property, plant and equipment	21	—
Net cash used in investing activities	(1,964)	(8,007)
Cash Flows From Financing Activities:
Net (repayments) borrowings under Revolving Credit Facility	(110,600)	90,900
Net proceeds from the exercise of stock options	67	1,015
Acquisition of treasury stock, at cost	—	(67,505)
Excess tax benefits related to share-based compensation	10	346
Payment of debt issuance costs	(51)	—
Net cash (used in) provided by financing activities	(110,574)	24,756
Effect of exchange rate changes on cash and cash equivalents	(16)	1
Net change in cash and cash equivalents	3,254	(1,095)
Cash and cash equivalents, beginning of period	10,662	21,957
Cash and cash equivalents, end of period	$13,916	$20,862

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	March 31,
	2009	2008	Change
Long-term debt	$552,500	$541,900	$10,600
Accounts receivable sold	—	185,000	(185,000)
Total debt and securitization (adjusted debt)	552,500	726,900	(174,400)
Stockholders’ equity	589,473	523,271	66,202
Total capitalization	$1,141,973	$1,250,171	$(108,198)

Adjusted debt-to-total capitalization	48.4%	58.1%	(9.7)%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivable sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt and calculates debt-to-total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$115,808	$(17,845)
Excluding the change in accounts receivable sold	23,000	63,000
Net cash provided by operating activities excluding the effects of accounts receivable sold	$138,808	$45,155

Cash Flows From Financing Activities:
Net cash (used in) provided by financing activities	$(110,574)	$24,756
Including the change in accounts receivable sold	(23,000)	(63,000)
Net cash used in financing activities including the effects of accounts receivable sold	$(133,574)	$(38,244)

Note: Net cash provided by operating activities excluding the effects of accounts receivable sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

 (in millions, except per share data)

	For the Three Months Ended March 31,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,121.3	100.0%	$1,252.5	100.0%

Gross profit	$164.3	14.7%	$184.3	14.7%

Operating expenses	$135.4	12.1%	$139.9	11.2%
Severance charge related to workforce reduction	(3.4)	(0.3)	—	—

Adjusted operating expenses	$132.0	11.8%	$139.9	11.2%

Operating income	$28.9	2.6%	$44.4	3.5%
Operating expense item noted above	3.4	0.3	—	—
Adjusted operating income	$32.3	2.9%	$44.4	3.5%

Net income per share - diluted	$0.57		$0.88
Per share operating expense item noted above	0.09		—
Adjusted net income per share - diluted	$0.66		$0.88

Weighted average number of common shares - diluted	23.8		24.3

Note: Adjusted operating expenses, adjusted operating income and adjusted diluted earnings per share exclude the effects of a pre-tax severance charge of $3.4 million.  Generally Accepted Accounting Principles require that the effect of this item be included in the Condensed Consolidated Statements of Income.  The company believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of this item to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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